Exhibit 10.1
TRICO BANCSHARES
RESTRICTED STOCK UNIT GRANT NOTICE

TriCo Bancshares, a California corporation (the “Company”), pursuant to its 2024 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant” or “you”), a Restricted Stock Unit Award (the “Award”). The Award is comprised of restricted stock units (the “Units” or “RSUs”), each of which is a right to receive one (1) share of Common Stock, on the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto (including Appendix A, the “Award Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant: [insert name]
Grant Date: March 28, 2025
Number of RSUs Subject to Award: [●]

Vesting Schedule:
The Award will vest in three (3) equal annual installments on each of the first three anniversaries of the Grant Date (such period, “Vesting Period”)* subject to the Participant’s continued employment or provision of services to the Company or any Affiliate thereof (“Continuous Service”) following the Grant Date through each applicable vesting date, or as otherwise provided herein.
*For vesting dates that fall on weekends and holidays, this date will be the next business day following such date.

Vesting Date:
1/3 of the RSUs shall vest on the first anniversary of the of the Grant Date.
1/3 of the RSUs shall vest on the second anniversary of the of the Grant Date.
1/3 of the RSUs shall vest on the third anniversary of the of the Grant Date.

By signing below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and the Grant Notice. The Participant has reviewed and fully understands all provisions of the Plan, the Award Agreement (including Appendix A), and the Grant Notice in their entirety and has had an opportunity to obtain the advice of counsel prior to executing below. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Agreement, the Grant Notice or relating to the RSUs.

TRICO BANCSHARES		PARTICIPANT
By:		By:
Name:	Richard P. Smith	Print Name:
Title:	President & CEO
Address:	63 Constitution Drive	Address:
Chico, CA 95973

ATTACHMENTS:    Restricted Stock Unit Award Agreement. A copy of the TriCo Bancshares 2024 Equity Incentive Plan, and the prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

of Common Stock issuable pursuant to the Award are available on the Human Resources section of the Company’s intranet or upon request to Human Resources.

TriCo Bancshares
2024 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (including Appendix A, the “Award Agreement”), TriCo Bancshares (the “Company”) has awarded you a Restricted Stock Unit Award under its 2024 Equity Incentive Plan, (the “Plan”) for the number of RSUs specified in the Grant Notice (collectively, the “Award”). Except where indicated otherwise, defined terms not explicitly defined in this Award Agreement but defined in the Plan or Grant Notice shall have the same definitions as in the Plan or Grant Notice. You hereby understand that the shares of Common Stock issued with respect to the Award are subject to the minimum holding requirements described in Section 29 of the Plan.
The details of your Award are as follows:
1.Number of Restricted Stock Units and Shares of Common Stock. The number of RSUs subject to your Award is set forth in the Grant Notice. Each RSU shall represent the right to receive one (1) share of Common Stock. The number of RSUs will increase by any dividend equivalents, as described in Section 3 below. The number of RSUs subject to your Award and the number of shares of Common Stock deliverable with respect to such RSUs may be adjusted from time to time for capitalization adjustments as described in Section 5 of the Plan.

2.Vesting.
3.
(a) Normal Vesting. Except as otherwise provided by this Award Agreement, Units shall vest as provided in the Grant Notice. Units which have become vested are referred to herein as “Vested Units,” and all other Units are referred to herein as “Unvested Units.”

(b) Death/Disability. If you die or become Permanently Disabled (as defined below) while you are eligible to vest in RSUs under this Award, the RSUs will immediately vest and, if you die, will be distributed in shares of Common Stock (after applicable tax withholding, if any) to your designated beneficiary on file with the Company’s stock administration department or Human Resources, or if no beneficiary has been designated or survives you or if beneficiary designation is not recognized by local legislation, then to your estate (in the case of death) or to you (or your legal representatives) (in the case of Permanent Disability). Any shares of Common Stock will be distributed no later than the end of the calendar year immediately following the calendar year which contains your date of death or Permanent Disability; however, with respect to shares of Common Stock issued due to death, our administrative practice is to register such shares of Common Stock in the name of your beneficiary or estate within 60 days of the Company’s receipt of any required documentation.

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

(i)“Permanently Disabled” means your “permanent disability” as such term is defined in the long-term disability insurance provided by the Company, or if such insurance is not provided by Company, the term shall mean that you have been deemed by a medical care provider to indefinitely be unable to perform the essential functions of your position with the Company with or without reasonable accommodation, provided, in each case, that such event satisfies the requirements of you becoming “disabled” under Code Section 409 and you have satisfied the Release / Certification Requirements set forth below.

(ii) Release / Certification. You shall meet the Release / Certification requirements, if: (i) within 55 days following your termination of Continuous Service because you are Permanently Disabled, you (or your legal representatives) execute and deliver a general release of claims in favor of the Company, having such form and terms as the Company shall specify, and such release becomes irrevocable, and (ii) in all cases, you have complied with all other terms of the Award Agreement.

(c) Continued Vesting on Retirement / Full Career Eligibility. In the event and for so long as you meet the Retirement/Full Career Eligibility Requirements described in Appendix A hereto at the time of your termination of Continuous Service then, subject to the terms and conditions set forth in this Award Agreement (including, but not limited to, Section 12 - Right to Set Off and Section 20 - Clawback” in this Award Agreement and the sections entitled “Your Obligations” and “Additional Conditions Precedent” in Appendix A), you will be eligible to continue to vest (as you otherwise would vest had you remain employed by the Company and/or an Affiliate through the applicable Vesting Date) with respect to this Award following your termination of Continuous Service due to your qualifying Retirement/Full Career Eligibility.

4.(d) No Vesting on Termination of Continuous Service. In the event of the Participant’s termination of Continuous Service for any reason prior to the Vesting Date, with or without Cause, other than as described in Sections 2(b) and 2(c), or as determined by the Company under Section 11 of the Plan, and to the extent any Units otherwise remain Unvested Units upon the Participant’s termination of Continuous Service, the Participant shall forfeit and the Company shall automatically reacquire all Unvested Units, and the Participant shall not be entitled to any payment with respect to the shares of Common Stock or other consideration therefor.

5.Dividends. If the Company pays dividends with respect to the Common Stock (the date of any such payment is a “Dividend Date”), then dividend equivalents shall then be credited to any then outstanding RSUs. The amount of such dividend equivalent credit will be equal to the dollar value of dividends paid on an actual shares of Common Stock on the Dividend Date, multiplied by the number of outstanding RSUs held by you pursuant to this Award as of the Dividend Date. This aggregate dollar amount will then be divided by the Fair Market Value on the Dividend Date of a share of Common Stock, and the resulting quotient shall be the number of additional RSUs (“Additional RSUs”) that will be credited to this Award. Such Additional RSUs will be subject to the Plan and the same vesting (on a pro-rata basis based on each vesting tranche of RSUs outstanding hereunder on the Dividend Date), forfeiture restrictions, restrictions on transferability, and settlement provisions as apply to the RSUs that are the subject of this Award and for avoidance of doubt Additional RSUs will also be eligible to accrue future dividend equivalents.

6.No Ownership Rights/Rights as a Shareholder/Other Restrictions. You shall have no rights as a shareholder with respect to any shares of Common Stock which may be

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

issued in settlement of this Award until the date of the issuance of such shares of Common Stock under the terms of this Award Agreement (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 1.

You also acknowledge that should there be a determination that the cancellation provisions of this award apply during the period when the vesting of any outstanding RSUs has been suspended, then you agree that such RSUs may be cancelled in whole or part. (See Section 12 – Right to Set Off and Section 20 - Clawback in this Award Agreement and the section entitled “Additional Conditions Precedent” in Appendix A, as well as Section 24 - Amendment permitting suspension of vesting.)

With respect to any applicable vesting date, the Company may impose for any reason, as of such vesting date for such period as it may specify in its sole discretion, such restrictions on the Common Stock to be issued to you as it may deem appropriate, including, but not limited to, restricting the sale, transfer, pledging, assignment, hedging or encumbrance of such shares of Common Stock. Such restrictions described in the last sentence shall not impact your right to vote or receive dividends with respect to the Common Stock. By accepting this Award, you acknowledge that during such specified period should there be a determination that the recovery provisions of this award apply, then you agree that you may be required to pay the Company up to an amount equal to the fair market value (determined as of the applicable vesting date) of the gross number of shares subject to such restrictions (notwithstanding the limitation set forth in the Section 12 - Right to Set Off). (See Section 20 - Clawback in this Award Agreement and the section “Additional Conditions Precedent” in Appendix A.)

7.Payment. Subject to Section 11 below, you will not be required to make any payment to the Company with respect to your receipt of the Award, vesting of the RSUs, or the delivery of the shares of Common Stock subject to the RSUs.

8.Delivery of Shares. Subject to Sections 7 and 11 below, the Company will issue you one share of Common Stock for each RSU which vests under this Award Agreement, on the applicable vesting date or as soon as practicable thereafter, but not later than thirty (30) days from the applicable vesting date (the actual date of such issuance during such period shall be solely determined by the Company). The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares of Common Stock) shall be determined by the Company. You hereby authorize the Company, in its sole discretion, to deposit for your benefit with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which you have an account relationship of which the Company has notice any or all shares of Common Stock acquired by you pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares of Common Stock as to which the Award is settled shall be registered in your name, or, if applicable, in the names of your heirs.

9.Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal or state law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable U.S. federal or state securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

counsel to be necessary to the lawful issuance of any shares of Common Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares of Common Stock to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares of Common Stock (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

10.Transfer Restrictions. Prior to the time that the shares of Common Stock subject to your Award have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of such shares of Common Stock or of the RSUs. For example, you may not use shares of Common Stock that may be issued in respect of your RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares of Common Stock. This restriction on transfer will lapse upon delivery to you of shares of Common Stock in respect of your vested RSUs. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Common Stock in respect of vested RSUs pursuant to this Award Agreement.

11.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee or service provider of the Company or any Affiliate.

12.Unsecured Obligation. Your Award is unfunded, and even as a holder of vested RSUs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Award Agreement. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13.Withholding of Taxes. At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of your participation in the Plan (referred to herein as “Tax-Related Items”). The Company or any Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require you to remit an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be reasonably necessary to satisfy such Tax-Related Items. In this regard, you authorize the Company and any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

(a)withholding from your wages or other cash compensation paid to you; or
(b)withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or
(c)withholding in shares of Common Stock to be issued upon vesting and settlement of the RSUs; or
(d)direct payment from you.
The Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award, and, will not be liable to you for any Tax-Related Items arising in connection with the Award. Finally, you shall pay any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock that may be issued in connection with the settlement of the RSUs if you fail to comply with your Tax-Related Items obligations.
You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATION ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
14.Right to Set Off. Although the Company expects to settle this award in share(s) of Common Stock as of the applicable vesting date, as set forth in your Award Agreement, the Company may, to the maximum extent permitted by applicable law (including Section 409A of the Code to the extent it is applicable to you), retain for itself funds or the shares of Common Stock resulting from any vesting or settlement of this Award to satisfy any obligation or debt that you owe to the Company and/or an Affiliate. Notwithstanding any bank account agreement with the Company and/or an Affiliate to the contrary, the Company will not recoup or recover any amount owed from any funds or unrestricted securities held in your name and maintained at the Company and/or Affiliate pursuant to such bank account agreement to satisfy any obligation or debt owed by you under this Award without your consent. This restriction on the Company does not apply to accounts described and authorized in Section 6 – Delivery of Shares described above.

15.Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or Affiliate at which the Participant works.

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

16.Miscellaneous.

(a)    The rights and obligations of the Company with respect to your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(d)    The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.
17.Headings. The headings of the Sections and subsections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

16.Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
17.Compliance with Code Section 409A.

(a)It is intended that the RSUs granted hereunder be exempt from or comply with the requirements of Code Section 409A, so that none of the RSUs, or the resulting shares of Common Stock or compensation, if any, shall be subject to the additional tax imposed by Section 409A. The vesting and settlement of such RSUs are intended to qualify for the “short-term deferral” exemption from Code Section 409A. The settlement of each installment of RSUs that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). As such, each eligible vested RSU shall be settled, per the terms of the Plan, the Grant Notice and this Award Agreement, within the short-term deferral period, as defined in

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

Code Section 409A, the applicable Treasury Regulations and related guidance issued thereunder. Notwithstanding any other provision of the Plan, this Award Agreement, or the Grant Notice:
(i)The Plan, this Award Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A and any Department of Treasury regulations and other applicable guidance issued thereunder (including any regulations or guidance that may be issued after the date hereof), and any ambiguities herein shall be interpreted to so comply.
(ii)The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the RSUs qualify for exemption from, comply with or otherwise avoid the imposition of any additional tax or income recognition under Code Section 409A; provided, however, that the Company makes no representations that the RSUs will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the RSUs.
(b)Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Award Agreement on account of your termination of Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until you have incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that you are a “Specified Employee” within the meaning of Code Section 409A as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service that would result in the imposition of additional tax under Code Section 409A if issued to you on or within the six (6) month period following your termination of an employment shall be paid to you before the date (the
“Delayed Payment Date”) which is the first day of the seventh month after the date of your separation from service or, if earlier, ten (10) days following the date of your death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
18.Restrictions on Contracts and Payments for Insured Depository Institutions in Troubled Status. The parties acknowledge and agree that the restrictions contained in the Federal Deposit Insurance Act, Section 18(k) [12 U.S.C. §1828(k)], relating to contracts for and payment of executive compensation and benefits by insured depository institutions in “troubled” condition could apply in the future. In the event that any such restrictions or any contractual arrangement with or required by a regulatory authority require the Company to seek or demand repayment or return of any payments made to you under this Award Agreement and the Plan for any reason, you agree to repay to the Company the aggregate amount of such payments no later than thirty (30) days following your receipt of a written notice from the Company indicating that payments received by you under this Award Agreement and the Plan are subject to recapture or clawback.

19.Authorization to Release Necessary Personal Information. You hereby authorize and direct the Company to collect, use and transfer in electronic or other form, any personal information (the “Data”), the nature and amount of your compensation and the fact and conditions of your participation in the Plan (including, but not limited to, your name, home address, telephone number, date of birth, social security number, salary, job title, number of shares held and the details of all RSUs or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

managing your participation in the Plan. You understand that the Data may be transferred to the Company or any Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares acquired upon settlement of this Award or cash from the sale of such shares may be deposited. Furthermore, Participant acknowledges and understands that the transfer of the Data to the Company or any Affiliate, or to any third parties is necessary for your participation in the Plan. You may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from the Award, and your ability to participate in the Plan.

20.Clawback. In consideration of the grant of this Award, you agree that this Award is subject to any clawback under Section 27 of the Plan and the Company’s Compensation Clawback Policy (or any successor policy, the “Policy”) adopted by the Board and in effect from time to time, as permitted by law. For the avoidance of doubt, nothing in these terms and conditions in any way limits the rights of the Company and/or an Affiliate under the Policy.
21.
22.Counterparts. The Grant Notice may be executed in counterparts, including execution by facsimile, pdf or other electronic transmission, which, when taken together, will be deemed to constitute one and the same instrument.

23.Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.

24.Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of California, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

24. 24.    Amendment. The Committee or its nominee reserves the right to amend this Award Agreement in any manner, at any time and for any reason; provided, however, that no such amendment shall materially adversely affect your rights under this Award Agreement without your consent except to the extent that the Committee or its delegate considers advisable to (i) comply with applicable laws or changes in or interpretation of applicable laws, regulatory requirements and accounting rules or standards and/or (ii) make a change in a scheduled vesting date or impose the restrictions described above under Section 4 - No Ownership Rights/Rights as Shareholder/Other Restrictions, in either case, to the extent permitted by Section 409A of the Code if it is applicable to you. This Award Agreement may not be amended except in writing signed by the Chief Executive Officer or Chair of the Committee of the Company.

25.Internal Revenue Code Section 280G. Notwithstanding any provision of this Award Agreement to the contrary, in the event of a change in control and the Award is

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

accelerated, and it would be more likely than not that all or a portion of any benefit payment under this Award Agreement, alone or together with any other compensation or benefit payable to Participant, will be a non-deductible expense to the Company by reason of Code Section 280G, the Company shall reduce, but not less than zero, the benefits payable under this Award Agreement or the Plan as necessary to avoid the application of Section 280G.

25. 26.     Governing Plan Documents. The Grant Notice, this Award Agreement, and the RSUs evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, the provisions of which are hereby made a part of your Award, and are further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, and (ii) constitute the entire agreement between you and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

Appendix A to Restricted Stock Agreement

Termination of Employment
Except as explicitly set forth under “Section 2 - Vesting” of the Award Agreement and this Appendix A, any Unvested Units outstanding under this Award will be cancelled effective on the termination of your Continuous Service for any reason.
Subject to these terms and conditions (including, but not limited to, Sections “12 – Right to Set Off” and “20 - Clawback” in the Award Agreement, and the Sections “Your Obligations” and “Additional Conditions Precedent” in this Appendix A), however, a portion of your Award will be eligible to continue vesting as if you were still employed by the Company or an Affiliate though the Vesting Date if the following circumstances apply to you:
Retirement/Full Career Eligibility
Your RSUs under this Award may be eligible for continued vesting upon your qualified retirement if the Chief Executive Officer (or, if you are the Chief Executive Officer, the Committee or its nominee) determines, in their sole discretion, that:
•you voluntarily terminated your Continuous Service with the Company and/or an Affiliate, and
•you had completed at least ten (10) years of Continuous Service with the Company and/or an Affiliate immediately preceding your termination date, and
•your age on your date of termination equaled or exceeded sixty-five (65) and
•you provided at least six (6) months advance written notice to the Company of your intention to voluntarily terminate your employment under this provision, during which notice period you provided such services as requested by the Company and/or an Affiliate in a cooperative and professional manner and you did not perform any services for any other employer, and
•continued vesting shall be appropriate, which determination shall be made prior to your termination and will be based on your performance and conduct (before and after providing notice), and
•you satisfied the Release/Confirmation Requirements set forth below.
After receipt of such advance written notice, the Company and/or an Affiliate may choose to have you continue to provide services during such six (6) month period as a condition to continued vesting or may, in its sole discretion, elect to shorten the length of the six (6) month period to a date no earlier than the date you would otherwise meet the age and service requirements.
Portion of Your Award Subject to Continued Vesting Following Retirement
If you meet the requirements of this Appendix A, the number of RSUs under this Award that will be eligible to continue vesting following the termination of your Continuous Service, if any, will be a percentage of the RSUs that would have vested if your Continuous Service had continued through the applicable vesting date (as determined in accordance with the Award Agreement) based on your years of Continuous Service preceding your termination of Continuous Service, as follows:

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

•0% if you have less than 10 years of Continuous Service,
•20% if you have at least 10 but less than 11 years of Continuous Service,
•40% if you have at least 11 but less than 12 years of Continuous Service,
•60% if you have at least 12 but less than 13 years of Continuous Service,
•80% if you have at least 13 but less than 14 years of Continuous Service, or
•100% if you have 15 or more years of Continuous Service.
There is no pro rata credit for partial years of Continuous Service.
The portion of your Award that is subject to continued vesting upon your qualifying retirement is referred to as the “CV Award.” Any portion of your Award that does not continue to vest hereunder will, upon the date of your termination of Continuous Service, be immediately cancelled and forfeited as of such date without any payment or other consideration therefor.
So, for example if you had 100 Unvested Units and you had 11.5 years of Continuous Service immediately preceding your Termination of Continuous Service, and you complied with the terms of Appendix A, your CV Award would be comprised of 40 RSUs (40% of 100 RSUs) , subject to the terms set forth in this Appendix A. The remaining 60 RSUs would be immediately forfeited on the date your Continuous Service terminates.
Release/Confirmation
To qualify for continued vesting after your termination of Continuous Service as described in this Appendix A:
•you must timely execute and deliver a release of claims in favor of the Company and its Affiliates, having such form and terms as the Company shall specify within 55 days of the Termination of your Continuous Service,
•prior to the Termination of your Continuous Service, you must confirm with management that you meet the eligibility criteria (including providing at least nine (9) months advance written notification), advise that you are seeking to be treated as an individual eligible for “Retirement/Full Career Eligibility”, and receive written consent to such continued vesting, and
•in all cases, you must comply with all other terms of the Award Agreement. (See section captioned “Your Obligations”.)
Your Obligations
In consideration of the grant of this CV Award, you agree to comply with and be bound by the obligations set forth below next to the subsections captioned “--Confidentiality & Non-Solicitation”, “--False Statements”, “--Cooperation”, “--Compliance with Award Agreement” and “--Notice Period.”
•Confidentiality & Non-Solicitation
You will not, either during your Continuous Service with the Company and/or an Affiliate or thereafter, directly or indirectly use or disclose to anyone any Confidential Information (as defined herein) related to the Company and/or an Affiliate’s business or its customers except as explicitly permitted by the TriCo Bancshares Code of Ethics and Business Conduct Policy (as amended or replaced from time to time, the “Code of Conduct”) and applicable policies or law or legal process. “Confidential Information” includes but is not limited to: (i) information received by the Company and/or an Affiliate

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

from third parties under confidential conditions; (ii) intellectual property and trade secrets, technical, product, business, financial, or development information from the Company and/or an Affiliate, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company and/or an Affiliate; or (iii) other proprietary information or data, including, but not limited to, customer lists and information. In addition, following your termination of employment, you will not, without prior written authorization, access the Company and/or an Affiliate’s private and internal information through telephonic, intranet or internet means.
If you are required by law or requested to provide information to any private party, including the news media, related to your or anyone else’s employment with the Company and/or an Affiliate, you will, in advance of providing any response (to the extent lawfully permitted), and within five days of receiving any such legal demand or request, provide written notice to the Company and/or an Affiliate. Additionally, you agree to cooperate with the Company and/or an Affiliate in connection with the request for such information to the extent lawfully permitted.
•False Statements
You will not, either during your Continuous Service with the Company and/or an Affiliate or thereafter, make any untrue statements, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, about the Company and/or an Affiliate, its employees, officers, directors or shareholders as a group in verbal, written, electronic or any other form.
•Cooperation
You will cooperate with any Company and/or Affiliate investigation, inquiry, or litigation, and provide full and accurate information to the Company and/or an Affiliate and its counsel with respect to any matter that relates to issues or events about which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by you.
•Compliance with Award Agreement
You will provide the Company and/or an Affiliate with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Company and/or an Affiliate to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.
Additional Conditions Precedent
•Detrimental Conduct, Risk Related and Other Cancellation/Recapture
In addition to the cancellation provisions described under Sections 12 - Right to Set Off and 20 - Clawback in the Award Agreement, up to 100% of continued vesting of your RSUs under this CV Award is further subject to the condition that neither the Company nor an Affiliate in its sole discretion determines that:
oAny of the following detrimental and risk-related conduct has occurred:

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

you engaged in conduct detrimental to the Company and/or an Affiliate insofar as it causes material financial or reputational harm to the Company and/or an Affiliate or its business activities, or this CV Award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy, or this CV Award was based on a material misrepresentation by you, or you improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Company and/or an Affiliate or its business activities, or your Continuous Service was terminated for Cause or, in the case of a determination after the termination of your Continuous Service, that your Continuous Service could have been terminated for Cause; or
oyou have failed to comply with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of Continuous Service, or oyou have failed to sign and return the release described under the section captioned “Release/Confirmation” by the specified deadline, or oyou have violated any of the provisions as set forth above in the section captioned “Your Obligations”.

•The term “Cause,” has the meaning set forth in the Plan, but for purposes of this Appendix A also includes your material violation of any written polices or procedures of the Company and your willful, continued and unreasonable failure to perform your duties or obligations under this Appendix A.
Up to 75% of your CV Award may be cancelled if the Chief Executive Officer of the Company determines in his or her sole discretion that cancellation of up to 75% of the CV Award is appropriate in light of either or both of the following factors:
oYour performance in relation to the priorities for your position have been unsatisfactory for a sustained period of time, or
oYour conduct is not consistent with the Company’s expectations as documented in the Code of Conduct or the applicable ethics and conduct sections of the Company’s and/or Affiliate’s Employee Handbook.

Any determination above with respect to these performance provisions is subject to ratification by the Committee. In the case of an award to the Chief Executive Officer, all such determinations shall be made by the Committee and ratified by the Board.

•Company Performance

If the Company’s pre-tax provision income is negative for any of the four calendar quarters immediately preceding the date of the termination of your Continuous Service, then (1) only 25% of such portion of your CV Award shall be eligible for vesting on the Vesting Date and (2) the remaining 75% of such portion of your CV award shall be automatically canceled and forfeited.

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

•Recovery
In addition, you may be required to pay the Company and/or an Affiliate up to an amount equal to the fair market value (determined as of the applicable Vesting Date) of the gross number of shares of Common Stock previously distributed under this CV Award as follows:
oPayment may be required with respect to any shares of Common Stock distributed within the three year period prior to a notice-of-recovery under this section, if the Company and/or an Affiliate in its sole discretion determines that:
you committed a fraudulent act, or engaged in knowing and willful misconduct related to your employment, or you violated any of the provisions as set forth above in the section captioned “Your Obligations”, or you violated the restrictions and conditions set forth in this Appendix A following the termination of your employment.
Notice-of-recovery under this subsection is a written (including electronic) notice from the Company and/or an Affiliate to you either requiring payment under this subsection or stating that the Company is evaluating requiring payment under this subsection. Without limiting the foregoing, notice-of-recovery will be deemed provided if the Company makes a good faith attempt to provide written (including electronic) notice at your last known address maintained in the Company’s and/or an Affiliate’s employment records. For the avoidance of doubt, a notice-of-recovery that the Company is evaluating requiring payment under this subsection shall preserve the Company’s rights to require payment as set forth above in all respects and the Company shall be under no obligation to complete its evaluation other than as the Company may determine in its sole discretion.
For purposes of this subsection, shares of Common Stock distributed under this CV Award include shares of Common Stock withheld for tax purposes. However, it is the Company’s intention that you only be required to pay the amounts under this subsection with respect to shares of Common Stock that are or may be received by you following a determination of tax liability and that you will not be required to pay amounts with respect to shares of Common Stock representing irrevocable tax withholdings or tax payments previously made (whether by you or the Company and/or an Affiliate) that you will not be able to recover, recapture or reclaim (including as a tax credit, refund or other benefit). Accordingly, the Company will not require you to pay any amount that the Company or its nominee in his or her sole discretion determines is represented by such withholdings or tax payments.
Payment may be made in shares of Common Stock or in cash. You agree that any repayment will be a lawful recovery under the terms and conditions of your Award Agreement and is not to be construed in any manner as a penalty.
Nothing in the section in any way limits your obligations under Section 20 – Clawback in the Award Agreement.
•Right to an Injunction

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final

You acknowledge that a violation or attempted violation of any of the provisions set forth in “Your Obligations” set forth herein will cause immediate and irreparable damage to the Company and/or an Affiliate, and therefore agree that the Company and/or an Affiliate shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of any of the provisions set forth in “Your Obligations”; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Company and/or an Affiliate may have under law or equity.
•Suspension of Vesting
To the extent provided under Section 24 – Amendment in the Award Agreement, the Company reserves the right to suspend vesting of the CV Award and/or distribution of shares of Common Stock under the CV Award, including, without limitation, during any period that the Company is evaluating whether this CV Award is subject to cancellation and/or recovery and/or whether the conditions for distributions of shares of Common Stock under the CV Award are satisfied. The Company is not responsible for any price fluctuations during any period of suspension and, if applicable, suspended units will be reinstated consistent with Plan administration procedures. See Section 4 - No Ownership Rights/Rights as a Shareholder/Other Restrictions in the Award Agreement.
Limitation on Restrictions and Conditions
Nothing in this Appendix A precludes you from reporting to the Company and/or an Affiliate’s management or directors, the government, a regulator, a self-regulatory agency, your attorneys or a court, conduct you believe to be in violation of the law or concerns of any known or suspected Code of Conduct violation. It is also not intended to prevent you from responding truthfully to questions or requests from the government, a regulator or in a court of law. The Company hereby provides, and you hereby acknowledge, the following notifications in accordance with the Federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)):
    (i) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
    (ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2025 NonExec RSU Grant Notice/Agreement for 2024 Plan - Final